Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2010 Results

HOUSTON, July 27, 2010 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:  CIE) today announced a net loss of $41.8 million, or $0.12 per basic and diluted share, for the three months ended June 30, 2010, compared with a net loss of $2.1 million, or $0.01 per pro forma basic and diluted share, for the same period in 2009.

The net loss for the second quarter includes $10.0 million ($0.03 share) expensed for force majeure costs related to the drilling rig (Ocean Monarch) and other equipment and services which were to be used to drill the North Platte #1 exploratory well that was suspended as a result of the Gulf of Mexico Drilling Moratorium imposed by the United States Government.  Also included in the quarter are $13.9 million ($0.04 share) of dry hole expense and impairment charges related to the Firefox #1 exploratory well, the Heidelberg #2 appraisal well and pre-moratorium drilling costs for the North Platte #1 exploratory well.

Expenditures for the first six months totaled approximately $76 million.  Cobalt now estimates that its full year expenditures will be between $150 and $170 million, compared with Cobalt’s previously announced guidance of $430 million.  The lower full year expenditures are due to delays to Cobalt’s drilling plans in the Gulf of Mexico caused by the moratorium, and the anticipated delay in commencing Angolan drilling operations from the fourth quarter 2010 to the first quarter of 2011.

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s exploration program, operations activity, and second quarter results.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853, or for international callers, (201) 612-7415. The passcodes for the replay are account number 3055 and access code 352930. The replay will be available until August 10, 2010.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors—Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil and gas exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:

+1 (713) 452-2322

Media Relations:

Rich Smith

Vice President

+1 (713) 579-9141

Consolidated Statement of Operations Information (Unaudited):

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration(1)	18,318	(4,942)	10,002	(1,233)
Dry hole expense and impairment	13,889	—	39,741	—
General and administrative	9,592	7,152	21,704	14,908
Depreciation and amortization	195	129	377	294
Total operating costs and expenses	41,994	2,339	71,824	13,969
Operating income (loss)	(41,994)	(2,339)	(71,824)	(13,969)
Other income (expense):
Interest income (expense), net	228	278	326	275
Total other income (expense)	228	278	326	275
Net income (loss) before income tax	(41,766)	(2,061)	(71,498)	(13,694)
Income tax expense	—	—	—	—
Net income (loss)	$(41,766)	$(2,061)	$(71,498)	$(13,694)

Weighted average common shares outstanding	349,228,523		348,678,540
Basic and diluted income (loss) per share	$(0.12)		$(0.21)

Net income (loss) as reported		$(2,061)		$(13,694)
Pro forma income tax expense		—		—
Pro forma management fees		642		1,283
Pro forma net income (loss) applicable to common shareholders		$(1,419)		$(12,411)

Pro forma weighted average common shares outstanding(2)		271,908,956		270,199,169
Pro forma basic and diluted income (loss) per share(3)		$(0.01)		$(0.05)

(1) Seismic and exploration for the three and six months ended June 30, 2010, includes $10.0 million accrued for force majeure costs related to the drilling rig (Ocean Monarch) and other equipment and services.

(2) Pro forma basic income (loss) per share was calculated by dividing pro forma net income (loss) applicable to common shareholders by the pro forma weighted average number of common shares outstanding for the three and six months ended June 30, 2009.  Pro forma net income or (loss) applicable to common shares reflects net income (loss) as reported and gives effect to (1) an adjustment for income taxes as if Cobalt was subject to taxation for the entire period and (2) an adjustment to remove management fees paid to Cobalt’s former private equity owners that terminated at the time of the IPO.

(3) The pro forma weighted average shares outstanding used in the computation of pro forma basic and diluted income (loss) per share has been computed taking into account the conversion ratio at the time of the IPO of all partnership units into shares of common stock, including vested shares of restricted stock, as if the conversion occurred as of the beginning of the period.

Consolidated Balance Sheet Information (Unaudited):

	June 30, 2010	December 31, 2009
	(in thousands, except share data)
Cash and cash equivalents	$957,222	$1,093,100
Total current assets	1,008,611	1,153,946
Total property, plant and equipment	468,670	471,612
Restricted deposits	338,137	186,547
Total assets	1,815,418	1,812,105
Total current liabilities	37,257	70,523
Total stockholders’ equity (349,676,781 and 340,517,583 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively)	1,778,161	1,741,582
Total liabilities and stockholders’ equity	1,815,418	1,812,105

Consolidated Statement of Cash Flows Information (Unaudited):

	For Six Months Ended June 30,
	2010	2009
	(in thousands)
Net cash provided by (used in):
Operating activities	$(61,077)	$(54,329)
Investing activities	(176,057)	301,962
Financing activities	101,256	42,621